SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)*

                          Applied Digital Access, Inc.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                     038181
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


                               Page 1 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 038181                                                     13G                                Page 2 of 15 Pages
         -------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Partners IV  94-3070638
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     none

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN

------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 2 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 038181                                                     13G                                Page 3 of 15 Pages
         -------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Management IV  94-3070637
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER


                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     none

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              none

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN

------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 3 of 15 Pages

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CUSIP No. 038181                                                     13G                                Page 4 of 15 Pages
         -------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Samuel D. Colella  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     none
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 4 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                                  038181                    13G                                Page 5 of 15 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Reid W. Dennis  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             38,615
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     38,615
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     none
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              38,615
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.3%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 5 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                                  038181                    13G                                Page 6 of 15 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Mary Jane Elmore  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             38,273
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     38,273
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     none
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              38,273
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.3%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 6 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                                  038181                    13G                                Page 7 of 15 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Norman A. Fogelsong  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             37,821
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     37,821
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     none
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              37,821
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.3%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 7 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                                  038181                    13G                                Page 8 of 15 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              T. Peter Thomas  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             21,838
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     21,838
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     none
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,838
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 8 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                                  038181                    13G                                Page 9 of 15 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Geoffrey Y. Yang  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             13,334
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     13,334
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     none
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              13,334
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 9 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 038181                                                     13G                                Page 10 of 15 Pages
         -------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Partners III  94-2961014
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     none

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              none

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN

------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 10 of 15 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 038181                                                     13G                                Page 11 of 15 Pages
         -------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Management III  94-2961011
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     |X|
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     none

                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     none

------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              none
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              none

------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN

------------- ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 11 of 15 Pages

Item 1.

       (a)        Name of Issuer:           Applied Digital Access, Inc.

       (b)        Address of Issuer's Principal Executive Offices:
                                            9855 Scranton Road
                                            San Diego, CA  92121

Item 2.
       (a)        Name of Persons Filing:

                                            Institutional Venture Partners III ("IVP III")
                                            Institutional Venture Management III ("IVM III")
                                            Institutional Venture Partners IV ("IVP IV")
                                            Institutional Venture Management IV ("IVM IV")
                                            Samuel D. Colella ("SDC")
                                            Reid W. Dennis ("RWD")
                                            Mary Jane Elmore ("MJE")
                                            Norman A. Fogelsong ("NAF")
                                            T. Peter Thomas ("TPT")
                                            Geoffrey Y. Yang ("GYY")

       IVM III is the  General  Partner  of IVP III.  SDC,  RWD,  MJE &  TPT,are
       General  Partners of IVM III.
       IVM IV is the General Partner of IVP IV. SDC, RWD, MJE, NAF, TPT, & GYY are General Partners of IVM IV.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 2, Suite 290
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                  IVP III, IVM III, IVP IV & IVM IV: California
                  SDC, RWD, MJE, NAF, TPT, GYY: United States

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number: 038181


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

      Instruction. Dissolution of a group requires a response to this item.

                               Page 12 of 15 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                               Page 13 of 15 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             January 19, 1998

INSTITUTIONAL VENTURE PARTNERS III          INSTITUTIONAL VENTURE MANAGEMENT III
By its General Partner,
Institutional Venture Management III

----------------------------------          ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS IV           INSTITUTIONAL VENTURE MANAGEMENT IV
By its General Partner,
Institutional Venture Management IV

--------------------------------            --------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang


                               Page 14 of 15 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             January 19, 1998

INSTITUTIONAL VENTURE PARTNERS III          INSTITUTIONAL VENTURE MANAGEMENT III
By its General Partner,
Institutional Venture Management III

----------------------------------          ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS IV           INSTITUTIONAL VENTURE MANAGEMENT IV
By its General Partner,
Institutional Venture Management IV

----------------------------------          ----------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang


                               Page 15 of 15 Pages